UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2009

EDEN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-31503
(Commission File Number)

98-0199981
(IRS Employer Identification No.)

PO Box 40517 200 Burrard St. Vancouver BC V6C 3L8 Canada
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

Suite 1680 – 200 Burrard Street, Vancouver , British Columbia V6C 3L6 Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 2, 2009 we entered into a loan agreement to borrow the principal sum of up to US$1,000,000 (the “Loan”) from Donald Sharpe, our President and a Director. The Loan is to be secured against our company pursuant to a general security agreement, also dated effective October 2, 2009.

Mr. Sharpe will make the Loan available to us, to be drawn down in an initial draw of $500,000 and, upon the provision of 30 days written notice, further draws of not less than $50,000, to an aggregate maximum of $1,000,000. The initial draw has been advanced to the company. The Loan is to bear interest from the date any funds are advanced to the date of full repayment of all amounts outstanding under the Loan, at 20% per annum. Interest shall be payable quarterly, in arrears, commencing January 5, 2010, and quarterly thereafter, for the initial draw. For subsequent draws, interest shall be payable three months after such draws, in arrears, and quarterly thereafter. The undrawn amount of the Loan shall bear interest at the rate of 1% per month, which amount shall be payable quarterly, commencing three months after the date of the Loan agreement. We are required to repay the principal amount of the Loan and all accrued and unpaid amounts and interest on the earlier to occur of October 5, 2010, subject to extension upon mutual agreement, or an “Event of Default” occurring as defined in the agreement. We may prepay the Loan in whole or in part, at any time and from time to time without notice, bonus or penalty.

Mr. Sharpe, having declared his interest in the company accepting the Loan and entering into the related agreements, abstained from voting on such transaction, and remaining directors approved the transaction.

Item 9.01. Financial Statements and Exhibits.

10.1 Loan Agreement between Eden Energy Corp. and D Sharpe Management Inc., dated effective October 2, 2009

10.2 General Security Agreement between Eden Energy Corp. and D Sharpe Management Inc., dated effective October 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Drew Bonnell
Drew Bonnell
Chief Financial Officer and Director

Date: October 6, 2009